Filed pursuant to 424(b)(3)

Registration Statement No. 333-279800

PROSPECTUS SUPPLEMENT NO. 15

(To Prospectus dated July 1, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 7,017 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated July 1, 2024, as supplemented (the “Prospectus”), relating to the resale, from time to time of up to 7,017 ordinary shares (post-reverse stock split) of the Company, $4.70250014886352 par value per share (“Ordinary Shares”), by Generating Alpha, Ltd., a Saint Kitts and Nevis company (“Alpha”). The ordinary shares included in the Prospectus consist of ordinary shares that we may, in our discretion, elect to issue and sell to Alpha, from time to time after the three month anniversary of the date of the Prospectus, pursuant to a Stock Purchase Agreement we entered into with Alpha on April 19, 2024 (the “SPA”), in which Alpha has committed to purchase from us up to $30,000,000 of our ordinary shares, subject to the terms and conditions specified in the SPA.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on February 12, 2025 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On February 12, 2025, the closing price of our Ordinary Shares was $3.14.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 14 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 13, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of February 2025

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

The Annual General Meeting of Shareholders (the “General Meeting”) of SMX (Security Matters) Public Limited Company (the “Company”), originally scheduled for February 5, 2025, was adjourned to and was held on February 12, 2025. At the General Meeting, the Company’s shareholders voted on the following five proposals and cast their votes (which are based on pre-28.5:1 reverse stock split share numbers) as described below. The proposals are described in more detail in the Company’s Notice of Annual General Meeting of Shareholders attached as Exhibit 99.1 to the Company’s Report on Form 6-K filed with the U.S. Securities and Exchange Commission on January 30, 2025.

Proposal 1: To re-elect Zeren Browne as a Director for a three-year term, who retires by rotation in accordance with Regulation 157 of the constitution of the Company and, being eligible, offers herself for re-election.

For	Against	Abstain/Withheld
1,803,884	378,725	66,546

Proposal 2: To re-elect Roger Meltzer as a Director for a three-year term, who retires by rotation in accordance with Regulation 157 of the constitution of the Company and, being eligible, offers himself for re-election.

For	Against	Abstain/Withheld
1,787,953	392,397	68,805

Proposal 3: To elect Pebble Sia Huei-Chieh as a Director for a three-year term, who retires by rotation in accordance with Regulation 157 of the constitution of the Company and, being eligible, offers herself for re-election.

For	Against	Abstain/Withheld
1,801,317	389,903	57,935

Proposal 4: To re-appoint BDO Israel as statutory auditor of the Company.

For	Against	Abstain/Withheld
1,796,109	352,576	100,470

Proposal 5: To approve and ratify the remuneration of the statutory auditor fixed by the the Company’s board of directors for the year ending 31 December 2024.

For	Against	Abstain/Withheld
1,846,443	339,538	63,174

There were 2,249,155 ordinary shares (pre-28.5:1 reverse stock split) voted at the General Meeting. Accordingly, as the Company has received a majority of the votes cast at the General Meeting, in accordance with Ireland law, Proposals 1, 2, 3, 4 and 5 each passed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 12, 2025

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer